UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2011
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Gran Tierra Energy Inc.
(Exact name of Registrant as specified in its charter)

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Nevada	000-52594	98-0479924
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300, 625 - 11th Avenue S.W.
Calgary, Alberta, Canada T2R 0E1
(Address of principal executive offices)

 (403) 265-3221
 (Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On August 17, 2011, Julian Garcia resigned as President of Gran Tierra Energy, Colombia, effective immediately.

Effective as of August 17, 2011, the Board of Directors of Gran Tierra Energy Inc. appointed Duncan Nightingale President of Gran Tierra Energy, Colombia.

Mr. Nightingale, age 52, has served in Gran Tierra Energy’s Bogotá, Colombia office as its Senior Manager Project Planning and Exploration from January 2011 to present, and before that served in Gran Tierra Energy’s Calgary, Canada office as its Vice President of Exploration from September 2009 to January 2011.  Prior to joining Gran Tierra Energy, Mr. Nightingale was Senior Vice President, Exploration & Production, at Artumas Group Inc., a Canadian oil and gas company focusing on exploration and development of hydrocarbon reserves in Tanzania and Mozambique, where he was responsible for Artumas Group’s exploration and production operations in Mozambique and Tanzania and management of its gas processing plant and power generation facility in Tanzania. Prior to Artumas Group, Mr. Nightingale was General Manager, Exploration & Production, with Dana Gas PJSC, a leading private sector natural gas company in the Middle East, where Mr. Nightingale was responsible for all of Dana Gas’s exploration and production operations, and was responsible for a multi-million dollar exploration and development program in Kurdistan.  Prior to Dana Gas, Mr. Nightingale was with EnCana Corporation’s International Division from May 2002 until March 2007.  From June 2002 until September 2003, he was the Country Manager in Qatar, responsible for managing EnCana’s activities in Qatar, including the execution of exploration programs and new venture activity.  From October 2003 until June 2006, he had similar responsibilities in the Sultanate of Oman, where he served as EnCana’s Country Manager.  Mr. Nightingale has a total of 30 years of corporate head office and resident in-country international operating experience, spanning all aspects of managing exploration programs, development and production operations, new business ventures, portfolio management and strategic planning.  Mr. Nightingale graduated from the University of Nottingham in the U.K. with a Bachelor of Science degree with honors in Geology.

Mr. Nightingale currently receives an annual salary of CND$236,900, and is eligible to receive an annual bonus in an amount of up to 50% of his base salary, the exact amount to be determined by the Board of Directors of Gran Tierra Energy.  In addition, pursuant to the terms of Mr. Nightingale’s employment arrangement with Gran Tierra, which does not have a specified duration:  (i) Mr. Nightingale’s annual base salary will be reviewed annually; (2) Mr. Nightingale will be entitled to five weeks of paid vacation per year; and (3) Mr. Nightingale will be entitled to a separation payment in the event that the company terminates Mr. Nightingale’s employment without “cause” or Mr. Nightingale terminates his employment for “good reason,” each as defined in the employment arrangement. The separation payment is in the amount of one year of Mr. Nightingale’s base salary plus his bonus payment for the prior 12 month period, which would be payable in a lump sum within thirty (30) days of termination.  In addition, Gran Tierra will enter into its standard form of indemnification agreement with Mr. Nightingale.

Further, in connection with Mr. Nightingale’s expatriation assignment to Colombia, which currently is for three years ending December 31, 2013, Mr. Nightingale is entitled to receive additional payments and accommodations, including:  (1) a hardship location payment of 20% of base salary; (2) goods and services differential of CDN$41,664 per year; (3) a company car with driver; (4) a club membership valued at USD$12,700 per year; (5) a housing and utilities allowance of CDN$7,853 per month; (6) Calgary property management fees of up to 16% of gross month rent each month; (7) amounts necessary to ensure that Mr. Nightingale’s income tax obligations are no more than if he remained employed in Calgary, Canada; (8) a CDN$6,000 allowance per year to travel back to Calgary, Canada; and (9) language training of a maximum of USD$11,200 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

By:	/s/ Martin Eden
	Name:	Martin Eden
	Title:	Chief Financial Officer

 Dated:  August 23, 2011